Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE: November 14, 2008	FOR MORE INFORMATION, CONTACT: John M. Mendez (276) 326-9000
First Community Bancshares Announces Completion of the Acquisition of Coddle Creek Financial Corp. and
Mooresville Savings Bank
Bluefield, Virginia — First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announces that it completed its acquisition of Coddle Creek Financial Corp. of Mooreseville, North Carolina, on November 14, 2008, after the close of business. Coddle Creek, with its wholly-owned subsidiary, Moorseville Savings Bank SSB, added three office locations in Mooresville, Cornelius, and Huntersville, North Carolina.
Coddle Creek shareholders will receive $19.60 in cash and .9046 of a share of First Community common stock for each common share of Coddle Creek. First Community issued approximately 552,300 shares of its common stock in the merger. The transaction is being accounted for under the purchase method of accounting.
John M. Mendez, President and Chief Executive Officer of First Community, stated, “We are very excited about the prospects for First Community within the Lake Norman region of North Carolina and look forward to serving the people and businesses in Iredell and Mecklenburg Counties and the entire region. Mooresville customers can take comfort in knowing they will be banking with their same local staff and will see immediate benefits from our range of products, technology and expanded channels for banking services.”
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.13 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-nine locations in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice. The Company’s wealth management group managed assets with a market value of $897 million at September 30, 2008. First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.